Exhibit 8.1

LIST OF SUBSIDIARIES

#	Name of Subsidiaries	Jurisdiction of organization	Record holders/beneficial owners
1	Ableview Investment Limited	Cayman	Able View Inc.
2	Ableview Capital Group Ltd.	BVI	Able View Inc.
3	Ableview Cosmetic Limited	HK	Ableview Capital Group Ltd.
4	CSS Cosmetic (Hong Kong) Limited	HK	Ableview Capital Group Ltd.
5	Ableview Management Limited	HK	Ableview Capital Group Ltd.
6	Ableview Brands Limited	HK	Ableview Capital Group Ltd.
7	Able View Enterprise Limited	HK	Ableview Investment Limited
8	Able View Inc.	Cayman	Able View Global Inc.
9	CSS Global Limited	BVI	Able View Inc.
10	Cosmetic Skin Solution Holding Limited	BVI	CSS Global Limited
11	Healthy Great Pte. Ltd.	SGP	Ableview Brands Limited
12	Beijing Jingyuan Trading Co., Ltd.	PRC	Ableview Management Limited
13	Shanghai Jinglu Trading Co., Ltd.	PRC	Ableview Management Limited
14	CSS Cosmetic (Shanghai) Ltd.	PRC	Ableview Management Limited
15	Shanghai Weitong Trading Co., Ltd.	PRC	Able View Enterprise Limited
16	Shanghai Jingnan Medical Instrument Co., Ltd.	PRC	Ableview Management Limited